Exhibit 4.(iv)

EAGLE LIFE INSURANCE COMPANY

5000 Westown Parkway, West Des Moines, Iowa 50266

TERMINAL ILLNESS RIDER

WAIVER OF SURRENDER CHARGES FOR TERMINAL ILLNESS

This Rider is part of the Base Contract.  Rider(s), Base Contract and attached application make up the entire Contract.  Base Contract No.: XXXXXXXX

DEFINITIONS

When We use these words, we mean:

Rider:	This Rider

Base Contract:	The Contract to which this Rider is attached.

Notice:

Written proof of Annuitant’s Terminal Illness, a Qualified Physician signs, We receive and accept.  Notice must be supported by clinical, radiological, or laboratory evidence of the condition.  We may require another exam by a Qualified Physician of our choice at our expense.

Qualified Physician:	Any person, who is licensed as an MD or DO to practice medicine in the United States and who is not the Annuitant, Owner or any member of either family.

Terminal Illness:	Any disease or medical condition which a Qualified Physician expects will result in death within one year.

Other definitions as used in the Base Contract, apply to this Rider.

RIDER BENEFIT

After the first Contract Year, You may take one additional Penalty-free Withdrawal of up to 100% of the Contract Value under the following circumstances:

1.                                       A Qualified Physician provides Notice s/he has diagnosed the Annuitant as having a Terminal Illness;

2.                                       The diagnosis and Notice occur after the first Contract Year ends; and

3.                                       All other Limitations under the Base Contract apply.

TERMINATION

Rider terminates on earliest of the date:

1.                                       The Base Contract matures;

2.                                       The Base Contract terminates;

3.                                       You take Your additional Withdrawal under this Rider; or

4.                                       The Annuitant dies.*

* If the Annuitant is the Owner, the beneficiary under the Base Contract is the Annuitant’s spouse, the spouse opts to become the new Owner, and You have not taken Your additional Withdrawal under this Rider, then this Rider will remain in effect under the Ownership of the surviving spouse.

GENERAL

Unless stated otherwise, all provisions and limitations of the Base Contract apply to this Rider.

EAGLE LIFE INSURANCE COMPANY

WEST DES MOINES, IOWA

/s/ Debra J. Richardson	/s/ David J. Noble
Debra J. Richardson	David J. Noble
Secretary	President